                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                           Amendment No. 1 to Form 8-K
                               filed June 15, 2001

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 4, 2001



                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)




                                    DELAWARE
                          (State or other jurisdiction
                        of incorporation or organization)

              1-12935                                     75-2815171
      (Commission File Number)                         (I.R.S. Employer
                                                      Identification No.)


       5100 TENNYSON PARKWAY
             SUITE 3000
            PLANO, TEXAS                                    75024
(Address of principal executive offices)                  (Zip code)



Registrant's telephone number, including area code:     (972) 673-2000

       Denbury Resources Inc. ("Denbury" or the "Company") filed an 8-K on June 15, 2001 to report an agreement to acquire Matrix Oil and Gas, Inc ("Matrix"). Financial statements of Matrix and pro forma information were not available at that time and are filed herewith under Item 7. On July 10, 2001, Denbury consummated the merger with Matrix.

ITEM 5.  OTHER ITEMS

In accordance with the terms of the merger agreement between Denbury and Matrix, Mr. David B. Miller joined Denbury's Board of Directors, increasing Denbury's board to nine members. Mr. Miller is a Managing Director and co-founder of EnCap Investments L.L.C., which is now a wholly owned subsidiary of El Paso Corporation (NYSE: EPG). As a result of the transaction, EnCap becomes Denbury's second largest shareholder, holding 3.9 million shares of Denbury common stock, or 7.5% of Denbury's post-closing 52.8 million shares outstanding. Prior to the formation of EnCap in 1988, Mr. Miller held executive positions with PMC Reserve Acquisition Company, MAZE Exploration Inc., and Republic National Bank of Dallas. Mr. Miller, age 51, also serves on the board of directors of 3TEC Energy Corporation and two other EnCap portfolio companies.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

       (a)        Financial Statements of Business Acquired:

                  MATRIX OIL AND GAS, INC.

                    Year End Financial Statements:

                         Matrix Oil and Gas, Inc. audited balance sheet and related statement of income, stockholders' equity, and cash flows, corresponding notes to the financial statements and Report of Accountants' for the year ended December 31, 2000.

                    Interim Financial Statements:

                         Matrix Oil and Gas, Inc. unaudited balance sheet and related statement of income and cash flows, corresponding notes to the financial statements and review report of independent public accountants for the three months ended March 31, 2001.

       (b) Unaudited pro forma results of operations of Denbury Resources Inc. for the year ended December 31, 2000 and three months ended March 31, 2001 as if the acquisition had occurred at the beginning of the respective period and a pro forma balance sheet as of March 31, 2001.

       (c)        Exhibits:

                    Exhibit No.              Description

                       (2)*        Agreement and Plan of Merger and
                                   Reorganization by and among Denbury
                                   Resources Inc., Denbury Offshore, Inc.,
                                   Matrix Oil and Gas, Inc. and its
                                   shareholders, dated as of June 4, 2001.

                                   Schedules and Exhibits to Merger Agreement:

                                   ** Matrix Disclosure Schedule
                                   ** Exhibit A
                                   ** Exhibit B
                                   ** Exhibit 7.01(b)
                                   ** Exhibit 7.01(f)
                                   ** Exhibit 7.15
                                   ** Exhibit 7.15.1

                         (23)***   Consent of Arthur Andersen LLP

*      Previously filed with this Form 8-K filed on June 15, 2001.
** These schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Denbury will furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.
***    Filed herewith.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                   DENBURY RESOURCES INC.
                                                            (Registrant)


Date: July 24, 2001                         By: /s/ PHIL RYKHOEK
                                               ---------------------------------
                                                      Phil Rykhoek
                                                 Chief Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF
DIRECTORS OF MATRIX OIL & GAS, INC.

We have audited the accompanying balance sheet of Matrix Oil & Gas, Inc. (a Louisiana corporation) as of December 31, 2000 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Matrix Oil & Gas, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



/s/ Arthur Andersen LLP

New Orleans, Louisiana
March 16, 2001 (except with respect to Note 13, as to which the date is June 22, 2001).

                             MATRIX OIL & GAS, INC.
                                  BALANCE SHEET


                                     ASSETS


                                                                   DECEMBER 31,
                                                                      2000
                                                                  -------------
CURRENT ASSETS:
     Cash and cash equivalents                                    $   2,019,520
     Accounts receivable                                             11,097,949
     Prepaid expenses                                                   100,000
                                                                  -------------
          Total current assets                                       13,217,469
                                                                  -------------

OIL AND GAS PROPERTIES-SUCCESSFUL EFFORTS METHOD:
     Leasehold cost                                                  68,597,487
     Platform, facility and well cost                                52,292,542
                                                                  -------------
                                                                    120,890,029
     Less: Accumulated depreciation, depletion and amortization     (27,666,788)
                                                                  -------------
          Total oil and gas properties                               93,223,241
                                                                  -------------

OTHER DEPRECIABLE ASSETS AND LAND:
     Land                                                                76,274
     Office equipment and furniture                                     229,314
     Computer software                                                   58,993
                                                                  -------------
                                                                        364,581

     Less: Accumulated depreciation and amortization                   (153,357)
                                                                  -------------
                                                                        211,224
                                                                  -------------

OTHER ASSETS:
     Operator and pipeline bonds                                      1,881,463
     Restricted cash - plug and abandonment obligations               2,598,924
                                                                  -------------
          Total other assets                                          4,480,387
                                                                  -------------

        TOTAL ASSETS                                              $ 111,132,321
                                                                  =============


         The accompanying notes are an integral part of this statement.

                             MATRIX OIL & GAS, INC.
                                  BALANCE SHEET


                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                             DECEMBER 31,
                                                                                 2000
                                                                            -------------
CURRENT LIABILITIES:
     Account payable and accrued liabilities                                $  12,209,307
     Amounts due to other owners                                                2,141,079
     Unexpended well cost advances                                                592,317
     Current portion of long-term debt                                          8,659,328
                                                                            -------------
          Total current liabilities                                            23,602,031
                                                                            -------------

LONG-TERM DEBT:
     Long-term portion of bank debt                                            17,000,000
                                                                            -------------
          Total long-term debt                                                 17,000,000
                                                                            -------------

DEFERRED LIABILITIES:
     Estimated plug and abandonment cost                                        4,604,117
     Deferred tax liability                                                    13,962,346
                                                                            -------------
          Total deferred liabilities                                           18,566,463
                                                                            -------------

MANDATORILY REDEEMABLE PREFERRED STOCK                                         30,819,210
                                                                            -------------

STOCKHOLDERS' EQUITY:
     Common stock, no par, 10,000,000 shares authorized, 2,156,000 shares
         issued and outstanding                                                19,572,839
     Note receivable from stockholders, weighted average interest rate of
         6.93 %, including accrued interest                                      (640,949)
     Retained earnings                                                          2,212,727
                                                                            -------------
          TOTAL STOCKHOLDERS' EQUITY                                           21,144,617
                                                                            -------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 111,132,321
                                                                            =============

         The accompanying notes are an integral part of this statement.

                             MATRIX OIL & GAS, INC.
                               STATEMENT OF INCOME


                                                     YEAR ENDED
                                                      DECEMBER
                                                        2000
                                                    -------------
REVENUES:
     Oil and gas sales, net of royalties            $  30,568,901
                                                    -------------

OPERATING EXPENSES:
     Lease operating expenses                           5,017,447
     Workover expenses                                  1,184,763
     Non-productive geophysical costs                       3,195
     Depreciation, depletion and amortization          10,866,700
     Plug and abandonment provision                     1,285,174
     Non-productive well costs                             12,010
                                                    -------------
          Total cost of operations                     18,369,289
                                                    -------------

          Gross profit from operations                 12,199,612
                                                    -------------

GENERAL AND ADMINISTRATIVE EXPENSES                     3,576,893
                                                    -------------
          Total operating income                        8,622,719
                                                    -------------

OTHER INCOME (EXPENSE):
     Interest income                                      274,368
     Interest expense                                  (1,536,187)
     Gain on sale of assets                               281,397
     Other income                                         258,375
                                                    -------------
          Total other income (expense)                   (722,047)
                                                    -------------

NET INCOME BEFORE INCOME TAXES                          7,900,672

Provision for income taxes                             (2,936,374)
                                                    -------------
          NET INCOME                                    4,964,298

Dividends on preferred stock                           (2,267,210)
                                                    -------------

          NET INCOME ATTRIBUTABLE TO COMMON STOCK   $   2,697,088
                                                    =============


         The accompanying notes are an integral part of this statement.

                             MATRIX OIL & GAS, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY



                                                           DECEMBER
                                                             2000
                                                         -------------
PARTNERS' CAPITAL:
     Beginning of year                                   $  21,150,478
     Net income before reorganization                          484,361
     Distribution                                           (5,550,000)
     Reorganization                                        (16,084,839)
                                                         -------------
     End of year                                                    --
                                                         -------------

COMMON STOCK:
     Beginning of year                                              --
     Reorganization                                         16,084,839
     Cash contribution                                      10,000,000
     Stock issued in acquisition                            22,040,000
     Preferred stock issued                                (28,552,000)
                                                         -------------
     End of year                                            19,572,839
                                                         -------------

NOTES RECEIVABLE FROM STOCKHOLDERS:
     Beginning of year                                              --
     Notes associated with stock issued in acquisition        (735,306)
     Forgiveness of notes                                      139,613
     Interest accrued                                          (45,256)
                                                         -------------
     End of year                                              (640,949)
                                                         -------------

RETAINED EARNINGS:
     Beginning of year                                              --
     Net income after reorganization                         4,479,937
     Preferred stock dividend                               (2,267,210)
                                                         -------------
     End of year                                             2,212,727
                                                         -------------
TOTAL STOCKHOLDERS' EQUITY                               $  21,144,617
                                                         =============


         The accompanying notes are an integral part of this statement.

                             MATRIX OIL & GAS, INC.
                             STATEMENT OF CASH FLOWS


                                                                           YEAR ENDED
                                                                            DECEMBER
                                                                             2000
                                                                         -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                          $   4,964,298
     Adjustments to reconcile net loss to net cash
           provided by operating activities:
         Depreciation, depletion and amortization - oil and gas assets      10,866,700
         Depreciation and amortization of other assets                          30,668
         Plug and abandonment provision                                      1,285,174
         Non-productive well costs                                              12,010
         Gain on sale of assets                                               (281,397)
         Provision for deferred taxes                                        2,936,374
     Changes in working capital and other accounts:
         Accounts receivable and prepaid expenses                           (7,917,286)
         Other assets                                                       (1,948,126)
         Accounts payable and accrued liabilities                            6,090,364
         Amounts due to other owners                                         1,856,598
         Unexpended well cost advances                                         206,229
                                                                         -------------
            NET CASH PROVIDED BY OPERATING ACTIVITIES                       18,101,606
                                                                         -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Cash cost of acquisition, net of cash received                         (3,050,236)
     Proceeds from sale of oil and gas property and equipment                  900,000
     Oil and gas property and equipment costs                              (30,279,580)
     Purchases of other depreciable assets and land                            (63,109)
                                                                         -------------
            NET CASH USED IN INVESTING ACTIVITIES                          (32,492,925)
                                                                         -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt                                           27,204,067
     Principal payments on long-term debt                                  (15,244,026)
     Distributions paid to partners upon reorganization                     (5,550,000)
     Capital contributions                                                  10,000,000
                                                                         -------------
            NET CASH PROVIDED BY FINANCING ACTIVITIES                       16,410,041
                                                                         -------------

NET INCREASE IN CASH                                                         2,018,722

Cash and cash equivalents - beginning of year                                      798
                                                                         -------------
CASH AND CASH EQUIVALENTS - END OF YEAR                                  $   2,019,520
                                                                         =============

         The accompanying notes are an integral part of this statement.

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

                              NOTE 1 - ORGANIZATION

Matrix Oil & Gas, Inc. (the Company), a Louisiana corporation, was organized on February 28, 1992 as an independent oil and gas company primarily engaged in the acquisition, exploration, development and operation of oil and gas properties in the Gulf Coast Basin. The Company's business strategy focuses on the acquisition of mature properties with established production histories and significant exploration and development potential.

The consolidated financial statements for the period ended December 31, 2000 include the operations of the EnCap entities' (defined below) interests in Matrix Energy-E Limited Partnership and Matrix Northstar L.P. for the entire year, and the Company's interests for the period from March 28, 2000 through the end of the year in these partnerships and in the properties it owned directly. The Company's interests include the general partner's share of a third partnership, Matrix Energy-T Limited Partnership, for the seven months ended October 31, 2000 and working interests directly assigned out of that partnership for the two months ended December 31, 2000.

In May 1995, the Company entered into agreements with Energy Capital Investment Company PLC (EnCap) and EnCap managed entities (the EnCap entities) to form Matrix Energy-E Limited Partnership and with an unrelated group of investors to form Matrix Energy-T Limited Partnership (the Partnerships). In August 1998, the Company formed a limited liability company, Matrix Northstar LLC (the LLC). Shortly after formation, the LLC acquired an offshore property and formed Matrix Northstar L.P. (the Limited Partnership) with the EnCap entities. This property was transferred to the Limited Partnership.

The Company and EnCap completed a roll-up of certain property interests held in certain limited partnerships. The roll-up was accomplished by way of a multi-step transaction finalized on March 28, 2000. For financial reporting purposes, these transactions have been treated as an acquisition of the Company by the EnCap entities in return for a 40% interest in the Company. As a result, purchase accounting has been applied to the Company interests acquired, which included the Company's directly owned assets as well as its interests in the Partnerships and the LLC.

            In the roll-up:

            o the EnCap entities assigned their interests in the Matrix Energy-E Limited Partnership and Matrix Northstar L.P. for $1.5 million in cash and as a partial consideration for their purchase of Matrix preferred stock described below;

            o the Matrix Energy-E Limited Partnership and Matrix Northstar L.P., wholly-owned by Matrix as a result of the assignments described above, terminated and assigned all their assets and liabilities to Matrix;

            o the EnCap entities purchased 60% of the outstanding common stock of Matrix from its existing stockholders for $3.25 million in cash; and

            o the EnCap entities purchased 2,855,200 shares of Matrix preferred stock from Matrix for $28.55 million in cash and the partnership interest described above.

After these transactions, EnCap and EnCap managed entities owned 60% of the common stock of Matrix and 100% of the mandatorily redeemable preferred stock. In addition, EnCap representatives now constitute a majority of the board of directors of the Company.

In October 2000, Matrix Energy-T Limited Partnership proportionately distributed all of its assets to the partners. Immediately after the distribution the Matrix Energy-T Limited Partnership was dissolved.

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

The purchase price of the Company of approximately $25.3 million ($22,040,000 of stock issued and $3,250,000 of cash paid) which was determined based upon the estimated fair values of the assets and liabilities. Assets and liabilities assumed in the transaction were as follows:



          Oil and gas properties                       $   44,859,000
          Working capital                                  (5,746,000)
          Plug and abandonment liability                   (1,662,000)
          Other assets                                        601,000
          Deferred taxes                                  (11,026,000)
          Debt                                             (2,471,000)
          Shareholder note receivable                         735,000
                                                       --------------
                  Total                                $   25,290,000
                                                       ==============

The accounting for the acquisition required various estimates in determining the values of assets and liabilities. Such estimates are subject to change.

The following summarized unaudited pro forma income statement data reflects the impact the transaction would have had on the Company's results of operations for the year ended December 31, 2000 had the transaction occurred January 1, 2000. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the amounts which actually would have resulted had the roll-up transaction occurred on January 1, 2000, or which may result in the future.

                                                               Year Ended
                   Unaudited Pro forma Results              December 31, 2000
                   ---------------------------             --------------------
         Revenues, net of royalties                        $         32,254,781
         Cost of operations                                         (19,155,847)
         General & administrative expenses                           (4,546,145)
         Other expenses, net                                           (762,368)
         Provision for income taxes                                  (2,895,398)
                                                           --------------------
         Net Income                                        $          4,895,023
                                                           ====================


               NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and cash balances with maturities of three months or less.

                             Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

Unproved oil and gas properties that are individually significant are periodically assessed for impairment and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, including support equipment, are depreciated and depleted using the unit-of- production method. As of December 31, 2000, the Company has no properties that it has classified as unproved.

The Company provides for the estimated future abandonment cost of offshore wells and facilities using the unit-of- production method. The accumulated provision for future abandonment is reflected as a long-term liability. The Company's share of unrecorded estimated total P&A liability was approximately $15,645,510 at December 31, 2000.

On the sale or retirement of a complete unit of proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts and any resulting gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with any resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

                                Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used primarily when accounting for depreciation, depletion and amortization, abandonment costs and contingencies.

                             Gas Production Revenues

The Company records as revenue only that portion of gas production sold and allocable to its ownership interest in the related wells. Any gas production proceeds received in excess of our ownership interest are reflected as a liability in the accompanying financial statements. Such amounts represent 43,367 MMBtu net over deliveries as of December 31, 2000.

                               Accounts Receivable

In our capacity as operator for our co-venturers, the Company incurs drilling and other costs that we bill to the respective parties based on their working interests. The Company also receives payments for these billings and, in some cases, for billings in advance of incurring costs. Accounts receivable at December 31, 2000, includes $2,775,458 of amounts receivable from co-venturers.

                                  Other Assets

Certain assets owned by the Company, consisting primarily of U.S. Treasury securities with maturities ranging from five to twelve months, are pledged to the Minerals Management Service or are restricted by contract securing the future abandonment and restoration of platform and well sites. At December 31, 2000, the Company has recorded $1,881,463 (including accrued interest) of U. S. Treasury securities. These securities yielded an average interest rate of approximately 5.33% for 2000. The Company has recorded a liability to the former limited partners of Matrix Energy-T Limited Partnership in the amount of $313,156 representing the limited partners' share of the

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

securities held by the Company on behalf of the Partnership, prior to its dissolution. The Company has established a trust account with Compass Bank for future plug and abandonment obligations of West Delta 27. At December 31, 2000, the trust account had a balance of $1,184,502. The Company has voluntarily restricted $1,414,422 for future plug and abandonment obligations. At December 31, 2000, these funds were invested in overnight U.S. Treasury securities.

                               Accounting Changes

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company adopted SFAS No. 133 on January 1, 2001. SFAS No.133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Certain contracts that provide for the purchase or sale of a commodity that will be delivered in quantities expected to be used or sold by the Company over a reasonable period in the normal course of business may qualify for exemption from the provisions of SFAS No. 133. The Company's fixed-price forward sales agreements and costless collar contracts cover the pricing of physical delivery of the Company's production in the normal course of business and are not subject to the requirements of SFAS No. 133 as the Company has designated these as normal sales. Therefore, the adoption of SFAS No. 133 did not have a material impact on the Company's financial position or results of operations. Note 10 - Commitments and Contingencies further describes the hedging activities of the Company and their impact.

                       Fair Value of Financial Instruments

The fair value of the Company's accounts receivable, accounts payable and operator's bonds approximates the book values at December 31, 2000, due to the short-term nature of these instruments. The fair value of the Company's debt approximates the book value because the debt bears interest at a floating rate.

                                  Income Taxes

The Company follows the asset and liability method of accounting for deferred income taxes prescribed by SFAS No. 109 "Accounting for Income Taxes". The Company accounts for certain items differently for financial statement purposes than for income tax purposes, primarily certain exploration, development and abandonment costs and depreciation of lease and well equipment.

In March 2000, the Company's stockholders revoked the election to be taxed as a Small Business Corporation under Section 1362 of the Internal Revenue Code. The revocation was effective for the tax year beginning January 1, 2000.

                          NOTE 3 - LONG-TERM BANK DEBT

In March 2000, the Company entered into a reducing revolving line of credit agreement with a bank, for which the initial borrowing base was $20.0 million and borrowed $13.7 million to fund the transactions described in Note 1 and pay off bank debt assumed from the Company. The borrowing base will be re-determined by March 1 and September 1 of each year. As of March 16, 2001 the borrowing base was $29,000,000 with quarterly scheduled reductions, unless redetermined, on the last day of March, June, September and December of $3.0 million until December 2002. The remaining balance thereafter is due at maturity on March 31, 2003. Unless redetermined, the borrowing base at the end of 2001 will be $17 million. The balance in excess of $17 million as of December 31, 2000 is classified as a current liability in the accompanying balance sheet. Principal payments are due when the principal amount outstanding exceeds the borrowing base. The balance outstanding at March 16, 2001 was $26,000,000.

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

The line of credit is secured by a mortgage on all of the Company's oil and gas properties. Interest is payable quarterly at a tiered interest rate based on the borrowing base usage as follows:

     Borrowing Base Usage     Bank Reference Rate Spread        LIBOR Spread
     --------------------     --------------------------        ------------
         50% or less                      -0-                 150 Basis points
         51% thru 75%                     -0-                 175 Basis points
         76% or higher              25 Basis points           200 Basis points

The company may elect the Bank Reference Rate or LIBOR rate (9.75% And 8.59% At December 31, 2000 respectively) for each draw effective for periods of up to six months, at which time the Company may re-elect the then current Bank Reference Rate or LIBOR for additional terms up to six months or repay the related draw. At December 31, 2000 amounts outstanding under the Bank Reference Rate and the LIBOR rate were $-0- and $25,659,328, respectively.

                              NOTE 4 - INCOME TAXES

At December 31, the Company has the following deferred tax assets and liabilities:

              Temporary differences:
                 Oil and gas properties             $(16,203,650)
                 Abandonment and other                 1,611,440
                 Net operating loss carryforwards        629,864
                                                    ------------
              Net deferred tax liability            $(13,962,346)
                                                    ============

For tax reporting purposes, operating loss carryforwards totaled $1.8 million at December 31, 2000. If not utilized, such carryforwards will expire in 2021. Recognition of a deferred tax asset associated with these carryforwards is dependent upon the Company's evaluation that it is more likely than not that the asset will ultimately be realized.

The provision for income taxes at the Company's expected effective tax rate differed from the provision for income taxes at the federal statutory rate as follows:

                Statutory rate                        $2,686,228
                State taxes                              250,146
                                                      ----------
                   Effective rate                     $2,936,374
                                                      ==========

                             NOTE 5 - CAPITALIZATION

The authorized capital stock of the Company consists of 14,000,000 shares of stock consisting of 10,000,000 shares of no par value common stock (Common Stock) of which 2,156,000 shares are outstanding and 4,000,000 shares of Series A 10% Cumulative Redeemable Preferred Stock (the Preferred Stock) with a stated value of $10 per share, of which 3,081,921 shares are outstanding. Each share of the Company's Common Stock and Preferred Stock are subject to various restrictions on transfer, repurchase options and other agreements between the Company and the stockholders.

The holders of Preferred Stock are entitled to receive preferential dividends. Dividends are compounded quarterly and accrue on each outstanding share of Preferred Stock at the rate of 10% per annum of the stated value. Dividends are payable semi-annually, in arrears, on June 30 and December 31 of each year. Dividends accrue whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The dividends are payable in cash, or, with proper notification, additional shares of Preferred Stock in lieu of cash. The number of shares issued for dividends will be determined using the stated value of the Preferred

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000


Stock. All Preferred Stock dividends accrued during 2000 were paid in-kind through the issuance of additional preferred shares.

The Company may, at its option and with proper notification, elect to redeem outstanding shares of the Preferred Stock in multiples of not less than $1,000,000. The redemption price per share for the Preferred Stock shall be the stated value per share plus all accrued and unpaid dividends.

On the earlier of March 27, 2007 or upon the consummation of a qualified public offering or qualified sale, the Company is required to redeem all Preferred Shares for cash at a redemption price equal to the stated value per share plus all accrued and unpaid dividends. In the event the Company has insufficient funds to initially redeem all shares, then the Company is required to use the maximum amount of funds available to redeem the remaining shares at such time funds become available.

                       NOTE 6 - RELATED PARTY TRANSACTIONS

The Company, as operator of the Partnerships' oil and gas properties, receives revenues and pays costs and expenses associated with the properties and then allocates such activity as appropriate to the respective working interest and royalty owners. During the year ended December 31, 2000, the Partnerships paid producing and drilling overhead fees of $354,106 to the Company.

                     NOTE 7 - KEY EMPLOYEE STOCK OPTION PLAN

The Company established the Matrix Oil & Gas, Inc. 2000 Long-Term Incentive Plan (the Plan) in March 2000. All employees of the Company are eligible to participate in the Plan. The Board of Directors (the Board) determines employee eligibility and grant size, from time to time, at their sole discretion in accordance with the Plan and the administrative rules and regulations, if any, established by the Board. The maximum number of shares available for grant under the Plan may not exceed 380,469 shares. Awards may be in the form of stock options or common stock. The Plan may be terminated at any time by the Board, however previous awards would still remain outstanding upon termination. In 2000, stock options were granted for all shares available under the Plan, at an exercise price of $19.10 per share and a term of seven years; none had been exercised as of December 31, 2000. The options granted under the Plan vest ratably in six-month intervals over a period of four years.

Statement of Financial Accounting Standards No. 123 encourages, but does not require, the adoption of a fair value based method of accounting for employee stock options. Entities electing to continue to measure compensation costs using the intrinsic value based method of accounting prescribed by APB Opinion 25, "Accounting for Stock Issued to Employees" must make pro forma disclosures of net income as if the fair value based method of accounting had been applied for options granted beginning in fiscal 1996. The Company continues to account for its employee stock options in accordance with the provisions of APB Opinion 25. If the compensation cost for stock-based compensation plans had been determined under the provisions of SFAS No. 123, the Company's 2000 net income attributable to common stock would have been $2,442,843.

The pro forma compensation expense was calculated using an option expected life of 4.5 years, a risk-free interest rate of 7% and an expected dividend yield on common stock of zero. The estimated fair value of each option granted during 2000 was $5.48. As of December 31, 2000, 47,559 options were exercisable.

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

                    NOTE 8 - INCENTIVE COMPENSATION AGREEMENT

The Company agreed to pay certain eligible employees an incentive compensation bonus equal to $2,000,000 in the aggregate (the Bonus) if certain financial performance criteria were achieved on periodic calculation dates. The
Bonus is one-time only in nature. The Company recorded a $1,000,000 liability related to this bonus as of December 31, 2000, based on the financial performance achieved ratably as of that date and management's expectation that the bonus will be earned by June 30, 2001.

                       NOTE 9 - PROFIT SHARING 401(K) PLAN

Eligible employees of the Company may participate in the Company's Profit Sharing 401(k) Plan (the 401(k) Plan). A participant may contribute to the 401(k) Plan by electing to defer between 1% and 15% of annual compensation. The elective deferral contributions and earnings are 100% vested. The Company may contribute to each participating employee in the 401(k) Plan a company matched contribution of an amount to be determined each year, credited at the end of the fiscal year to all eligible employees. All matching contributions, plus related earnings, are vested at the rate of 20% per year beginning after one year of service. The Company recorded $80,635 of matching contributions in general and administrative expenses related to the 401(k) Plan in 2000.

                     NOTE 10 - COMMITMENTS AND CONTINGENCIES

During 1999 and 2000, the Company entered into forward sales agreements and costless collars whereby a specified volume of gas was priced for delivery during certain defined periods in 2000 through 2001. These agreements obligate the seller to deliver the contracted volumes during the specified periods and the purchasers are obligated to pay for such gas at the prices specified in the forward sales agreements in the month following the month of delivery.


The total volume delivered under these forward sales agreements and costless collars during 2000 was approximately 4,116,000 MMBtu at an average price of $2.51 per MMBtu. Oil and gas sales in 2000 include a reduction of revenue of $10,317,472 related to these forward sales agreements.

As of December 31, 2000, the total volume sold forward from January 2001 through December 2001 is approximately 3,764,000 MMBtu. Of this total, 786,000 MMBtu were sold at an average price of $2.42 per MMBtu. The remaining 2,978,000 MMBtu were sold subject to costless collars. This gas will be sold at market prices within specified price ranges. These agreements provide for the Company to receive market pricing from the purchaser unless the market price is less than a specified minimum price (the floor price) or greater than a specified maximum price (the cap price). If the market price is less than the floor price, the Company would receive the floor price. If the market price exceeds the cap price, the Company would receive the cap price. The lowest floor price in any one of these agreements is $2.47 per MMBtu and the highest floor price is $5.45 per MMBtu. The lowest cap price in any one of these agreements is $3.25 per MMBtu and the highest cap price is $6.94 per MMBtu. As of December 31, 2000, the unrealized loss on these existing forward sales agreements and costless collar contracts is $8,581,634, using NYMEX forward prices at December 31, 2000 ranging from $9.978 per MMBtu in January 2001 to $5.50 per MMBtu in December 2001.

The Company is contingently liable for any recourse debts or other liabilities which might result from the Partnerships' operations. The Company's management is not aware of the existence of any such liabilities which would have a material effect on the future operations of the Company.

In the normal course of its business affairs and operations, the Company is subject to possible loss contingencies arising from federal, state and local environmental, health and safety laws and regulations and third party litigation. There are no matters, which, in the opinion of management, will have a material adverse effect on the Company's financial position or results of operations.

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

                              NOTE 11 - ACQUISITION

In September 2000, the Company purchased a 100% interest in South Marsh Island 49 Field (offshore Louisiana) for approximately $5.0 million.

                 NOTE 12 - SUPPLEMENTAL INFORMATION (UNAUDITED)

The Company's reserve engineers prepared an estimate of the December 31, 2000 proved reserve information presented below. Proved reserves are estimated quantities of crude oil and natural gas which, based on geological and engineering data, are estimated to be reasonably recoverable in future years and known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Because of the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. All of the reserves are located in the United States.

                        Estimated Quantities of Reserves

                                                   YEAR ENDED DECEMBER 31, 2000
                                              --------------------------------------
                                                      OIL                 GAS
                                                    (MBBL)              (MMCF)
                                              -------------------  -----------------
Balance at beginning of year                              841,125         30,486,345
Production                                               (110,837)        (7,322,579)
Acquisitions of minerals in place                         250,913         40,977,094
Sale of minerals in place                                  (3,213)          (887,000)
Revisions due to price changes                               (435)            24,572
Revisions of estimates                                     60,857          7,231,300
Extensions and discoveries                                  2,261          1,131,409
                                              -------------------  -----------------
Balance at end of year                                  1,040,671         71,641,141
                                              ===================  =================

Proved Developed Reserves
     Balance at beginning of year                         757,013         20,425,851
     Balance at end of year                               936,604         47,999,564


          Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves

The following tables present the Company's standardized measure of discounted future net cash flows ("Standardized Measure") and changes therein related to proved oil and gas reserves and were computed using reserve valuations based on regulations prescribed by the SEC.

Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future income taxes were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cost inflows over the Company's tax basis in the associated proved oil and natural gas properties. Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

The following year-end oil and natural gas prices were used in the Standardized Measure. These prices were adjusted by field to arrive at the appropriate net price.

     Oil (NYMEX)                        $26.80
     Natural gas (NYMEX Henry Hub)        9.78

Natural gas prices have declined significantly since year-end.

MATRIX OIL & GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000

                                                                                                  DECEMBER 31, 2000
                                                                                                  -----------------
          Future cash inflows                                                                       $ 716,059,473
          Future production and development costs                                                    (138,599,176)
          Future income tax expense                                                                  (197,409,626)
                                                                                                    -------------
          Future net cash flows                                                                       380,050,671
          10% annual discount for estimating timing of cash flows                                     (80,812,458)
                                                                                                    -------------
          Standardized Measure of Discounted Future Net Cash Flows                                  $ 299,238,213
                                                                                                    =============

The following table sets forth an analysis of changes in the Standardized Measure of Discounted Future Cash Flow from proved oil and natural gas reserves:

                                                                                   YEAR ENDED
                                                                               DECEMBER 31, 2000
                                                                               -----------------
          Beginning of year                                                    $      26,542,032
          Sales of oil and natural gas produced, net of production costs             (24,366,691)
          Net changes in sales prices, revisions and other                           140,329,705
          Extensions and discoveries                                                   9,170,905
          Acquisition of minerals in place                                           268,766,478
          Sale of minerals in place                                                     (811,544)
          Previously estimated development costs incurred                             22,112,251
          Change in quantity estimates                                                 3,793,014
          Accretion of discount                                                        2,744,767
          Net change in income taxes                                                (149,042,704)
                                                                               -----------------
          End of year                                                          $     299,238,213
                                                                               =================

Costs incurred in oil and natural gas activities for the year ended December 31, 2000 were as follows:


          Property acquisition costs           $         8,462,338
          Exploration costs                              1,284,001
          Development costs                             20,548,446
                                               -------------------
             Total costs incurred              $        30,294,785
                                               ===================

                   NOTE 13 - SALE OF MATRIX OIL AND GAS, INC.

In June 2001, the Company announced plans to merge into a wholly-owned subsidiary of Denbury Resources Inc.("Denbury"), a publicly traded company, in exchange for cash, stock and the redemption of Matrix's preferred stock and repayment of outstanding bank debt. Under the terms of the transaction, Denbury would acquire all outstanding shares of Matrix common stock in exchange for 6,569,930 shares of Denbury's common stock and $30.8 million cash. Denbury would also pay cash of $7.3 million to Matrix option holders for the difference between $14.098 (or the purchase price per share) and the strike price of the options. The total value of the transaction is estimated to be approximately $158 million.

                           ACCOUNTANTS' REVIEW REPORT


To the Stockholders and Board of
Directors of Matrix Oil & Gas, Inc.:


We have reviewed the accompanying condensed balance sheet of Matrix Oil & Gas, Inc. (a Louisiana corporation) as of March 31, 2001, and the related condensed statements of income and cash flows for the three month period then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of the Company.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP

New Orleans, Louisiana
June 22, 2001

                             MATRIX OIL & GAS, INC.
                             CONDENSED BALANCE SHEET


                                     ASSETS


                                                                       MARCH 31, 2001
                                                                       --------------
CURRENT ASSETS:
     Cash and cash equivalents                                         $   2,350,548
     Accounts receivable                                                  13,684,720
     Prepaid expenses                                                         50,000
                                                                       -------------
          Total current assets                                            16,085,268
                                                                       -------------

OIL AND GAS PROPERTIES-SUCCESSFUL EFFORTS METHOD:
     Leasehold cost                                                       68,866,492
     Platform, facility and well cost                                     67,681,055
                                                                       -------------
                                                                         136,547,547
     Less: Accumulated depreciation, depletion and amortization          (33,658,606)
                                                                       -------------
          Net oil and natural gas properties                             102,888,941
                                                                       -------------

OTHER DEPRECIABLE ASSETS AND LAND:
     Land                                                                     76,274
     Office equipment and furniture                                          240,481
     Computer software                                                        82,788
                                                                       -------------
                                                                             399,543
     Less: Accumulated depreciation and amortization                        (163,581)
                                                                       -------------
                                                                             235,962
                                                                       -------------

OTHER ASSETS:
     Operator and pipeline bonds                                           3,323,353
     Restricted cash - plug and abandonment obligations                    1,330,905
                                                                       -------------
          Total other assets                                               4,654,258
                                                                       -------------

        TOTAL ASSETS                                                   $ 123,864,429
                                                                       =============

         The accompanying notes are an integral part of this statement.

                             MATRIX OIL & GAS, INC.
                             CONDENSED BALANCE SHEET


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                         MARCH 31, 2001
                                                                        ----------------
CURRENT LIABILITIES:
     Account payable and accrued liabilities                            $     14,220,119
     Amounts due to other owners                                               1,551,266
     Unexpended well cost advances                                             2,744,868
     Current portion of long-term debt                                         9,000,000
                                                                        ----------------
          Total current liabilities                                           27,516,253
                                                                        ----------------

LONG-TERM DEBT:
     Long-term portion of bank debt                                           14,000,000
                                                                        ----------------
          Total long-term debt                                                14,000,000
                                                                        ----------------

DEFERRED LIABILITIES:
     Estimated plug and abandonment cost                                       5,047,098
     Deferred tax liability                                                   18,054,790
                                                                        ----------------
          Total deferred liabilities                                          23,101,888
                                                                        ----------------

MANDATORILY REDEEMABLE PREFERRED STOCK                                        31,589,680
                                                                        ----------------

STOCKHOLDERS' EQUITY:
     Common stock, no par, 10,000,000 shares
         authorized, 2,156,000 shares issued and outstanding                  19,572,839
     Note receivable from stockholders, weighted average
         interest rate of 6.93%, including accrued interest                     (608,732)
     Retained earnings                                                         8,692,501
                                                                        ----------------
          TOTAL STOCKHOLDERS' EQUITY                                          27,656,608
                                                                        ----------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $    123,864,429
                                                                        ================



         The accompanying notes are an integral part of this statement.

                             MATRIX OIL & GAS, INC.
                          CONDENSED STATEMENT OF INCOME



                                                   THREE MONTHS ENDED
                                                     MARCH 31, 2001
                                                   ------------------
REVENUES:
     Oil and gas sales, net of royalties            $      22,316,995
                                                    -----------------

OPERATING EXPENSES:
     Lease operating expenses                               1,950,188
     Workover expenses                                        556,508
     Depreciation, depletion and amortization               5,991,819
     Plug and abandonment provision                           442,981
     Non-productive well costs                                  1,826
                                                    -----------------
          Total cost of operations                          8,943,322
                                                    -----------------

          Gross profit from operations                     13,373,673
                                                    -----------------

GENERAL AND ADMINISTRATIVE EXPENSES                         1,277,973
                                                    -----------------
          Total operating income                           12,095,700
                                                    -----------------

OTHER INCOME (EXPENSE):
     Interest income                                          130,955
     Interest expense                                        (533,939)
     Other income                                                 (28)
                                                    -----------------
          Total other income (expense)                       (403,012)
                                                    -----------------

NET INCOME BEFORE INCOME TAXES                             11,692,688

Provision for income taxes                                 (4,442,444)
                                                    -----------------
          NET INCOME                                        7,250,244

Dividends on preferred stock                                 (770,470)
                                                    -----------------

          NET INCOME ATTRIBUTABLE TO COMMON STOCK   $       6,479,774
                                                    =================





          The accompanying notes a an integral part of this statement.

                             MATRIX OIL & GAS, INC.
                        CONDENSED STATEMENT OF CASH FLOWS


                                                                             THREE MONTHS ENDED
                                                                               MARCH 31, 2001
                                                                            -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                             $         7,250,244
     Adjustments to reconcile net loss to net cash
         provided by operating activities:
            Depreciation, depletion and amortization - oil and gas assets             5,991,819
            Depreciation and amortization of other assets                                10,224
            Plug and abandonment provision                                              442,981
            Provision for deferred taxes                                              4,092,444
            Other                                                                        32,225
     Changes in working capital and other accounts:
         Accounts receivable and prepaid expenses                                    (2,536,771)
         Other assets                                                                  (173,871)
         Accounts payable and accrued liabilities                                     2,010,812
         Amounts due to other owners                                                   (589,813)
         Unexpended well cost advances                                                2,152,551
                                                                            -------------------
            NET CASH PROVIDED BY OPERATING ACTIVITIES                                18,682,845
                                                                            -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Oil and gas property and equipment costs                                       (15,657,516)
     Purchases of other depreciable assets and land                                     (34,962)
                                                                            -------------------
            NET CASH USED IN INVESTING ACTIVITIES                                   (15,692,478)
                                                                            -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments on long-term debt                                            (2,659,339)
                                                                            -------------------
            NET CASH USED IN FINANCING ACTIVITIES                                    (2,659,339)
                                                                            -------------------

NET INCREASE IN CASH                                                                    331,028

Cash and cash equivalents - beginning of period                                       2,019,520
                                                                            -------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                   $         2,350,548
                                                                            ===================


         The accompanying notes are an integral part of this statement.

MATRIX OIL & GAS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2001

                      NOTE 1 - INTERIM FINANCIAL STATEMENTS

The accompanying condensed financial statements of Matrix Oil and Gas, Inc. (the "Company" or "Matrix") have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements and notes thereto should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2000.

Accounting measures at interim dates inherently involve greater reliance on estimates than at year end and the results of operations for the interim period shown in this report are not necessarily indicative of results to be expected for the full fiscal year. In the opinion of management of Matrix, the accompanying unaudited condensed financial statements include all adjustments (of a normal recurring nature) necessary to present fairly the Company's financial position as of March 31, 2001 and the results of its operations and cash flows for the three months ended March 31, 2001.

                    NOTE 2 - SALE OF MATRIX OIL AND GAS, INC.

In June 2001, the Company announced plans to merge into a wholly-owned subsidiary of Denbury Resources Inc.("Denbury"), a publicly traded company, in exchange for cash, stock and the redemption of Matrix's preferred stock and repayment of outstanding bank debt. Under the terms of the transaction, Denbury would acquire all outstanding shares of Matrix common stock in exchange for 6,569,930 shares of Denbury's common stock and $30.8 million cash. Denbury would also pay cash of $7.3 million to Matrix option holders for the difference between $14.098 (or the purchase price per share) and the strike price of the options. The total value of the transaction is estimated to be approximately $158 million.

                    NOTE 3 - NATURAL GAS DELIVERY CONTRACTS

In February 2001, the Company entered into a costless collar with a floor price of $5.00 per MMBtu and a ceiling of $7.25 per MMBtu for delivery of 2,000 MMBtu per day of gas from its South Marsh Island Field from March 2001 through August 2001. The contract is based on the Inside FERC Transco Station 65 index.

                           NOTE 4 -ACCOUNTING CHANGES

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company adopted SFAS No. 133 on January 1, 2001. SFAS No.133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Certain contracts that provide for the purchase or sale of a commodity that will be delivered in quantities expected to be used or sold by the Company over a reasonable period in the normal course of business may qualify for exemption from the provisions of SFAS No. 133. The Company's fixed-price forward sales agreements and costless collar contracts cover the pricing of physical delivery of the Company's production in the normal course of business and are not subject to the requirements of SFAS No. 133 as the Company has designated these as normal sales. Therefore, the adoption of SFAS No. 133 did not have a material impact on the Company's financial position or results of operations.

MATRIX OIL & GAS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED MARCH 31, 2001

                    NOTE 5 - INCENTIVE COMPENSATION AGREEMENT

The Company agreed to pay certain eligible employees an incentive compensation bonus equal to $2 million in the aggregate (the Bonus) if certain financial performance criteria were achieved on periodic calculation dates. The Company has recorded $1.5 million in accrued liabilities for this bonus ($500,000 of which is included in general and administrative expenses for the three-month period ended March 31, 2001) as of March 31, 2001, based on the financial performance achieved ratably as of that date and management's expectation that the bonus would be earned by June 30, 2001. In connection with the merger described in Note 2, Denbury agreed to pay the entire $2 million in incentive compensation available under the agreement.

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following unaudited pro forma consolidated statements of income for the year ended December 31, 2000 and the three months ended March 31, 2001 and the unaudited pro forma consolidated balance sheet as of March 31, 2001 (collectively, the "Pro Forma Financial Statements") are based on the historical consolidated financial statements of Denbury and the historical pro forma data for Matrix, adjusted to give effect to the Matrix acquisition and this offering and the application of the estimated net proceeds therefrom.

     On March 28, 2000, entities affiliated with Energy Capital Investment Company PLC, or "EnCap" (collectively, Matrix's largest shareholder), contributed their interests in two partnerships and cash to Matrix, the general partner, in exchange for preferred stock of Matrix and cash. In the same transaction, EnCap also purchased approximately 60% of the outstanding Matrix common stock from the existing shareholders for cash. Matrix's income statement for the year ended December 31, 2000 includes twelve months of operations attributed to the substantial majority interest of EnCap in these two partnerships. Matrix's income statement for 2000 also includes nine months of operations from Matrix's minority interest (from the date of the reverse acquisition forward) in these same two partnerships and in a third partnership managed by Matrix. The roll-up adjustments in the following Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 2000 include additional adjustments to give effect to this reverse acquisition transaction as if it had occurred on January 1, 2000.

     The Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 2000 and the three months ended March 31, 2001 give pro forma effect to the Matrix acquisition, this offering and the application of the estimated net proceeds therefrom as if they had occurred as of January 1, 2000. The Unaudited Pro Forma Consolidated Balance Sheet gives effect to these transactions as if they had occurred on March 31, 2001. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that we believe are reasonable.

     The Unaudited Pro Forma Financial Statements reflect savings resulting from Matrix employee terminations that were identified and communicated prior to the closing of the Matrix acquisition. The Unaudited Pro Forma Financial Statements do not include an adjustment to eliminate $1.0 million in one-time performance based bonuses accrued by Matrix for the year ended December 31, 2000 and $500,000 of bonuses accrued by Matrix for the three months ended March 31, 2001.

     The Unaudited Pro Forma Financial Statements do not purport to represent what Denbury's results of operations or financial condition would actually have been had the transactions in fact occurred on such dates or to project its results of operations or financial condition for any future date or period. The Unaudited Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included herein.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                             YEAR ENDED DECEMBER 31, 2000
                                                    ----------------------------------------------------------------------------
                                                                      HISTORICAL
                                                    -----------------------------------------------
                                                                              MATRIX     MATRIX PRO    MATRIX          PRO FORMA
                                                                              ROLL-UP     FORMA FOR ACQUISITION       FOR MATRIX
                                                     DENBURY      MATRIX   ADJUSTMENTS(1)  ROLL-UP  ADJUSTMENTS(2)    ACQUISITION
                                                    ---------    --------- -------------- --------- --------------    -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
   Oil, natural gas and related product
     sales ......................................   $ 179,372    $  30,569   $   1,686    $  32,255   $      --       $ 211,627
   Interest and other ...........................       2,279          814          34          848        (281)(a)       2,846
                                                    ---------    ---------   ---------    ---------   ---------       ---------
            Total revenues ......................     181,651       31,383       1,720       33,103        (281)        214,473
                                                    ---------    ---------   ---------    ---------   ---------       ---------

Expenses:
   Lease operating costs ........................      38,676        5,803         405        6,208         596 (b)      45,480
   Production taxes .............................       8,051          399          12          411          --           8,462
   Exploration costs ............................          --           15           4           19         (19)(c)          --
   General and administrative ...................       8,055        3,577         969        4,546      (1,035)(d)      11,566
   Depreciation, depletion and
       amortization .............................      36,214       12,152         366       12,518       9,074 (e)      57,806
   Interest .....................................      15,255        1,536          74        1,610       6,763 (f)      23,628
   Franchise taxes ..............................         467           --          --           --          --             467
                                                    ---------    ---------   ---------    ---------   ---------       ---------
            Total expenses ......................     106,718       23,482       1,830       25,312      15,379         147,409
                                                    ---------    ---------   ---------    ---------   ---------       ---------

Income before income taxes ......................      74,933        7,901        (110)       7,791     (15,660)         67,064
                                                    ---------    ---------   ---------    ---------   ---------       ---------

Provision (benefit) for income taxes:
    Current .....................................         558           --          --           --          --             558
    Deferred ....................................     (67,852)       2,937         (41)       2,896      (5,925)(g)     (70,881)
                                                    ---------    ---------   ---------    ---------   ---------       ---------
       Total ....................................     (67,294)       2,937         (41)       2,896      (5,925)        (70,323)
                                                    ---------    ---------   ---------    ---------   ---------       ---------


Net income ......................................   $ 142,227    $   4,964   $     (69)   $   4,895   $  (9,735)      $ 137,387
                                                    =========    =========   =========    =========   =========       =========

Matrix preferred stock dividends ................          --        2,267          --        2,267      (2,267)(h)          --
                                                    ---------    ---------   ---------    ---------   ---------       ---------

Net income attributable to common
    stock .......................................   $ 142,227    $   2,697   $     (69)   $   2,628   $  (7,468)      $ 137,387
                                                    =========    =========   =========    =========   =========       =========

Net income per common share:
   Basic ........................................   $    3.10           --          --           --          --       $    2.62
   Diluted ......................................        3.07           --          --           --          --            2.60


Weighted average common shares outstanding:

   Basic ........................................      45,823           --          --           --       6,570 (i)      52,393
   Diluted ......................................      46,352           --          --           --       6,570 (i)      52,922


          See Notes to Unaudited Pro Forma Consolidated Financial Data

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                        THREE MONTHS ENDED MARCH 31, 2001
                                                     -----------------------------------------------------------------------
                                                                HISTORICAL               MATRIX              PRO FORMA FOR
                                                     -----------------------------     ACQUISITION               MATRIX
                                                        DENBURY         MATRIX        ADJUSTMENTS(2)          ACQUISITIONS
                                                     -------------   -------------   ----------------       ----------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
   Oil, natural gas and related product
     sales .......................................   $      78,315   $      22,317   $             --       $        100,632
   CO(2) sales ...................................             859              --                 --                    859
   Interest and other ............................               6             131                 --                    137
                                                     -------------   -------------   ----------------       ----------------
            Total revenues .......................          79,180          22,448                 --                101,628
                                                     -------------   -------------   ----------------       ----------------

Expenses:
   Lease operating costs .........................          12,528           2,338                252 (b)             15,118
   Production taxes ..............................           2,608             169                 --                  2,777
   Exploration costs .............................              --               2                 (2)(c)                 --
   General and administrative ....................           2,401           1,278               (368)(d)              3,311
   Depreciation, depletion and
    amortization .................................          12,345           6,435              2,094 (e)             20,874
   Interest ......................................           4,663             534              1,535 (f)              6,732
   Franchise taxes ...............................             275              --                 --                    275
   Fair value loss on hedging contracts ..........           3,140              --                 --                  3,140
                                                     -------------   -------------   ----------------       ----------------
            Total expenses .......................          37,960          10,756              3,511                 52,227
                                                     -------------   -------------   ----------------       ----------------

Income before income taxes .......................          41,220          11,692             (3,511)                49,401
                                                     -------------   -------------   ----------------       ----------------

Provision (benefit) for income taxes:
    Current ......................................           2,000             350                 --                  2,350
    Deferred .....................................          13,251           4,092             (1,415)(g)             15,928
                                                     -------------   -------------   ----------------       ----------------
       Total .....................................          15,251           4,442             (1,415)                18,278
                                                     -------------   -------------   ----------------       ----------------

Net income .......................................   $      25,969   $       7,250   $         (2,096)      $         31,123
                                                     =============   =============   ================       ================

Matrix preferred stock dividends .................              --             770               (770)(h)                 --
                                                     -------------   -------------   ----------------       ----------------

Net income attributable to common stock ..........   $      25,969   $       6,480   $         (1,326)      $         31,123
                                                     =============   =============   ================       ================

Net income per common share:

   Basic .........................................   $        0.56              --                 --       $           0.59
   Diluted .......................................            0.55              --                 --                   0.58

Weighted average common shares outstanding:
   Basic .........................................          46,012              --              6,570(i)              52,582
   Diluted .......................................          47,261              --              6,570(i)              53,831



          See Notes to Unaudited Pro Forma Consolidated Financial Data

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                                  AS OF MARCH 31, 2001
                                                          -------------------------------------------------------------------------
                                                                   HISTORICAL                   MATRIX                PRO FORMA
                                                          ------------------------------      ACQUISITION               MATRIX
                                                            DENBURY           MATRIX         ADJUSTMENTS(2)          ACQUISITION
                                                          -------------    -------------    ----------------       ----------------
                                                                           (in thousands, except per share amounts)
ASSETS:
Current assets
   Cash and cash equivalents ..........................   $      26,521    $       2,351    $         (3,805)(i)   $         25,067
   Accrued production receivable ......................          32,042           13,685                  --                 45,727
   Trade and other receivables ........................          13,550               --                  --                 13,550
   Other current assets ...............................           2,356               50                  --                  2,406
   Deferred tax asset .................................          32,202               --                  --                 32,202
                                                          -------------    -------------    ----------------       ----------------
        Total current assets ..........................         106,671           16,086              (3,805)               118,952
                                                          -------------    -------------    ----------------       ----------------

Property and equipment
   Oil and natural gas properties .....................         771,315          102,889              88,651 (i)            962,855
   CO(2) assets .......................................          41,835               --                  --                 41,835
   Unevaluated oil and gas properties .................          16,730               --              30,000 (i)             46,730
   Less accumulated depreciation and depletion ........        (464,102)              --                  --               (464,102)
                                                          -------------    -------------    ----------------       ----------------
        Net property and equipment ....................         365,778          102,889             118,651                587,318
                                                          -------------    -------------    ----------------       ----------------

Other assets ..........................................          11,377            4,890                  --                 16,267
                                                          -------------    -------------    ----------------       ----------------

Noncurrent deferred tax asset .........................          22,170               --                  --                 22,170
                                                          -------------    -------------    ----------------       ----------------

             TOTAL ASSETS .............................   $     505,996    $     123,865    $        114,846       $        744,707
                                                          =============    =============    ================       ================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
   Accounts payable and accrued liabilities ...........   $      39,759    $      16,965    $             --       $         56,724
   Oil and gas production payable .....................          12,460            1,551                  --                 14,011
   Current portion of long-term debt ..................              --            9,000              (9,000)(i)                 --
                                                          -------------    -------------    ----------------       ----------------
             Total current liabilities ................          52,219           27,516              (9,000)                70,735
                                                          -------------    -------------    ----------------       ----------------

Long-term liabilities
   Bank debt ..........................................          81,870           14,000              81,000 (i)            176,870
   9% Senior Subordinated Notes due 2008 ..............         125,000               --                  --                125,000
   Provision for site reclamation costs ...............           3,053            5,047              (5,047)(i)              3,053
   Deferred income taxes and other ....................             662           18,055              47,945 (i)             66,662
                                                          -------------    -------------    ----------------       ----------------
             Total long-term liabilities ..............         210,585           37,102             123,898                371,585
                                                          -------------    -------------    ----------------       ----------------

Mandatorily redeemable preferred stock ................              --           31,590             (31,590)(i)                 --
                                                          -------------    -------------    ----------------       ----------------

Stockholders' equity
   Common stock .......................................              46           19,573             (19,566)(i)                 53
   Notes receivable from stockholders .................              --             (609)                609 (i)                 --
   Paid-in capital in excess of par ...................         330,007               --              59,188 (i)            389,195
   Retained earnings (accumulated deficit) ............         (87,251)           8,693              (8,693)(i)            (87,251)
   Accumulated other comprehensive income .............             390               --                  --                    390
                                                          -------------    -------------    ----------------       ----------------
             Total stockholders' equity ...............         243,192           27,657              31,538                302,387
                                                          -------------    -------------    ----------------       ----------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........   $     505,996    $     123,865    $        114,846       $        744,707
                                                          =============    =============    ================       ================


          See Notes to Unaudited Pro Forma Consolidated Financial Data

            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA

(1) On March 28, 2000, entities affiliated with EnCap (collectively, Matrix's largest shareholder) contributed their interests in two partnerships and cash to Matrix, the general partner, in exchange for preferred stock of Matrix and cash. In the same transaction, EnCap also purchased approximately 60% of the outstanding Matrix common stock from the existing shareholders for cash. These pro forma roll-up adjustments reflect the impact of this reverse acquisition as if it had occurred as of January 1, 2000. See Footnote 1 to the Matrix financial statements for the year ended December 31, 2000.

(2)     Matrix acquisition adjustments:

        (a) Reflects the capitalization of the gain on property sale that is recorded as other income under successful efforts accounting used by Matrix which would be a reduction of capital cost under full cost accounting used by Denbury.

        (b) Reflects the reclassification of Matrix's working interest portion of operator's overhead recovery, from a reduction of lease operating costs to a reduction of general and administrative expense, in order to conform with the classification of such items by us in our financial statements.

        (c) Reflects the reclassification of geological and geophysical related costs that are expensed as exploration costs under successful efforts accounting used by Matrix which would be capitalized under full cost accounting used by Denbury.

        (d) Reflects a decrease of $439,000 and $116,000 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively, to reflect savings from the merger as a result of Matrix employee terminations that were identified and communicated prior to the July 10, 2001 closing date of the Matrix acquisition. Also reflects the reclassification of Matrix's working interest portion of operator's overhead recovery as discussed in (2)(b).

             Included in Matrix's financial statements for the year ended December 31, 2000 and three months ended March 31, 2001 is $1.0 million and $500,000, respectively, of bonus related costs that are non-recurring and relate to a one-time performance based bonus plan that was in addition to Matrix's normal bonuses. The respective additional bonus expense would not have been incurred if Denbury had acquired Matrix on January 1, 2000. A pro forma adjustment to eliminate this additional bonus expense has not been reflected in the unaudited pro forma consolidated statements of income for the year ended December 31, 2000 and three months ended March 31, 2001.

        (e) Reflects the incremental increase in depreciation, depletion and amortization ("DD&A") as a result of applying full cost accounting used by Denbury rather than successful efforts accounting used by Matrix.

             DD&A has been computed using the unit of production method and reflects our increased investment in oil and natural gas properties using purchase accounting for the merger, which investment excludes $30.0 million of the Matrix acquisition purchase price which we intend to initially classify as unevaluated properties. The June 30, 2001 estimated proved reserves prepared by DeGolyer and MacNaughton for the Matrix acquisition were used in computing the DD&A rate.

        (f) Reflects a net increase in interest expense for the period presented to reflect $95.0 million of additional debt under our bank credit facility at an assumed annual interest rate of 8.5% and 8.4% for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively, that would have been required to fund the Matrix acquisition had it occurred as of January 1, 2000 and the repayment of $23.0 million of Matrix bank debt.

        (g) Reflects an estimated combined tax provision of 37% for the year ended December 31, 2000 and the three months ended March 31, 2001.

        (h) Reflects the elimination of dividends on Matrix preferred stock as a result of the redemption of such preferred stock, together with accumulated dividends, in the acquisition.

        (i) Reflects pro forma adjustments to Matrix's March 31, 2001 balance sheet as if the acquisition had occurred as of March 31, 2001.

             The preliminary purchase price has been calculated as follows (in thousands):

             Issuance of 6,569,930 shares of Denbury common stock..................   $        59,200
             Redemption of Matrix's preferred stock and accumulated dividends......            32,500
             Retirement of Matrix's bank debt......................................            23,100
             Net cash paid to Matrix common shareholders...........................            30,200
             Purchase of Matrix stock options......................................             7,300
             Severance payments....................................................               600
             Transaction related costs.............................................             5,100
                                                                                      ---------------
                    Total.........................................................    $       158,000
                                                                                      ===============

             The preliminary purchase price was allocated to assets and liabilities based on fair values. We do not expect the purchase price or its allocation to change materially from the preliminary amounts. The purchase price was allocated to Matrix's assets and liabilities as follows (in thousands):


             Oil and gas properties.............................  $     126,041
             Unevaluated oil and gas properties.................         30,000
             Other assets.......................................          4,890
             Net working capital items..........................         (2,931)
                                                                  -------------
                 Total..........................................  $     158,000
                                                                  =============

             In addition to the above purchase price allocation, we have recorded an additional $66.0 million as oil and natural gas properties to reflect the differences between the carryover tax basis of the properties acquired and the purchase price. This $66.0 million has been recorded to oil and gas properties and deferred taxes and will be amortized along with our other oil and gas properties under the units of production method.

             At March 31, 2001, Matrix's balance sheet reflected an accrual for future site reclamation costs of approximately $5.0 million. We did not allocate any of the purchase price to these costs under purchase accounting. Our current estimate of the future reclamation costs of the Matrix oil and gas properties is approximately $20.4 million, which under our accounting practices, will be recorded as a component of DD&A each period.

                                 EXHIBIT INDEX

                    EXHIBIT NO.           DESCRIPTION
                    -----------           -----------
                       (2)*        Agreement and Plan of Merger and
                                   Reorganization by and among Denbury
                                   Resources Inc., Denbury Offshore, Inc.,
                                   Matrix Oil and Gas, Inc. and its
                                   shareholders, dated as of June 4, 2001.

                                   Schedules and Exhibits to Merger Agreement:

                                   ** Matrix Disclosure Schedule
                                   ** Exhibit A
                                   ** Exhibit B
                                   ** Exhibit 7.01(b)
                                   ** Exhibit 7.01(f)
                                   ** Exhibit 7.15
                                   ** Exhibit 7.15.1

                      (23)***      Consent of Arthur Andersen LLP

*      Previously filed with this Form 8-K filed on June 15, 2001.
** These schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Denbury will furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.
***    Filed herewith.